Exhibit 4.37
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Serial No. 2002-A, B, C and D

THIS DEBENTURE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THESE SECURITIES UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BUYERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

                          9.0% CONVERTIBLE SUBORDINATED
                               DEBENTURE DUE 2005

$275,000                                                        January 10, 2003

         For value received, ATSI Communications, Inc., a Delaware corporation (the "Company"), with principal offices at 6000 Northwest Parkway, Suite 110, San Antonio, Texas 78249, hereby promises to pay to Dennis Long, or registered assigns the sum of Seventy five thousand and No/100 Dollars ($75,000), hereby promises to pay to Thomas Bryan, or registered assigns the sum of Seventy five thousand and No/100 Dollars ($75,000), hereby promises to pay to Bancorp of Rantoul, or registered assigns the sum of Seventy five thousand and No/100 Dollars ($75,000), hereby promises to pay to Steven Combest, or registered assigns the sum of fifty thousand and No/100 Dollars ($50,000). Prior to maturity, this Debenture will bear interest at a rate equal to 9% per annum. Interest shall accrue on this Debenture commencing May 6, 2002 and shall be due and payable quarterly on the last day of each March, June, September and December until the Maturity Date (as defined herein), commencing March 31, 2003. The principal amount of this Debenture, and any interest accrued thereon then remaining unpaid, shall be due and payable in full on the Maturity Date at the principal offices of the Company in lawful money of the United States of America, unless this Debenture shall have been previously converted pursuant to
Section 2 hereof. All past due amounts owing hereunder will bear interest at a rate equal to 18% per annum.

         This Debenture is one of a series of debentures (the "Debentures") issued pursuant and subject to the terms, and entitled to the benefits, of that certain Securities Purchase Agreement dated as of January 10, 2003 (the "Securities Purchase Agreement"), by and among the Company and the Buyers named therein.

         1. DEFINITIONS. Unless otherwise defined herein, capitalized terms defined in the Securities Purchase Agreement and used herein shall have the meaning given to them in the Securities Purchase Agreement:

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         "Affiliate"  of the Company means any person or entity which,  directly or indirectly, is in control of, is controlled by, or is under common control with, the Company. For purposes of this definition, "control" of a person or entity means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "Capitalized Lease Obligation" means, the obligations of the Company under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "Common Stock" means any and all shares, interests, or other participations in, and other equivalents (however designated and whether voting or non-voting) of the Company's common stock, par value $0.001 per share, whether outstanding on the date hereof or issued after the date hereof, and includes, without limitation, all series and classes of such common stock.

         "Company" means ATSI Communications, Inc., a Delaware corporation, as defined above, and includes any corporation which shall succeed to or assume the obligations of the Company under this Debenture.

         "Conversion Price" means $0.135 per share of Common Stock. The Conversion Price is subject to adjustment as provided herein.

         "Conversion Stock" means the shares of the Company's Common Stock, issuable upon conversion of this Debenture. The number and character of shares of Conversion Stock are subject to adjustment as provided herein, and the term "Conversion Stock" shall include stock and other securities and property at any time receivable or issuable upon conversion of this Debenture in accordance with its terms.

         "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company against fluctuations in currency values.

         "Debenture" means this Convertible Subordinated Debenture.

         ""GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time.

         "Holder" means any person who shall at the time be the registered holder of this Debenture.

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         "Indebtedness"  means, without duplication,  (i) all Obligations of the
Company for borrowed money, (ii) all Obligations of the Company evidenced by bonds, debentures, or other similar instruments, (iii) all Capitalized Lease Obligations of the Company, (iv) all Obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 180 days or more or are being contested in good faith by appropriate proceedings), (v) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of indebtedness of other persons or entities of the type referred to in clauses (i) through (v) above and clause (viii) below, (vii) all Obligations of any other person or entity of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of the Company, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured, and (viii) all Obligations under Currency Agreements and Interest Swap Obligations of the Company.

         "Interest Swap Obligations" means the obligations of the Company pursuant to any arrangement with any other person or entity, whereby, directly or indirectly, the Company is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other person or entity calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

         "Market Price" in reference to the Common Stock means, in the event such stock is traded on a national securities exchange or in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System (stock being so traded or reported being referred to herein as "Publicly Traded"), the average closing bid and asked price of such stock on the five (5) trading days immediately preceding the date as of which such value is to be determined, and in the event the Common Stock is not Publicly Traded, the value of such stock on a going-concern basis, as determined by the Board of Directors of the Company in good faith or, in the Company's discretion, by an appraiser mutually agreeable to the Holder and to the Company, the determination of such appraiser to be final in the absence of fraud or bad faith.

         "Maturity Date" means December 31, 2005.

         "Obligations" means all obligations for principal, premium, interest, penalties, fees, commissions, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of _______________, 2002 by and among the Company and the Buyers.

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         "Senior Indebtedness" means the principal of, premium in respect of, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or the commencement of any bankruptcy, insolvency, reorganization, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, fees and expenses (including costs of collection) in respect of, indemnity obligations on, and all other amounts and obligations owing in respect of, any Indebtedness of the Company, whether outstanding on the date hereof or hereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to this
Debenture.   Without   limiting  the  generality  of  the   foregoing,   "Senior
Indebtedness" shall also include the principal of, premium in respect of, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy or the commencement of any bankruptcy, insolvency, reorganization, receivership or other similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), on, and all other amounts owing in respect of, (x) all Interest Swap Obligations and (y) all Obligations under Currency Agreements, in each case whether outstanding on the date hereof or hereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a subsidiary of the Company or any Affiliate of the Company or any of such Affiliate's subsidiaries, (ii) Indebtedness of the Company to, or guaranteed by the Company on behalf of, any stockholder who beneficially owns more than ten percent of the equity securities of the Company pursuant to Rule 13d-3 under the Securities Act of 1933 (as such Rule may be amended, and any rule replacing such Rule), or any director, officer or employee of the Company or any subsidiary of the Company (including, without
limitation,  amounts  owed  for  compensation),   (iii)  Indebtedness  to  trade
creditors and other trade payables incurred in connection with obtaining goods, materials or services, and (iv) any liability for federal, state, local or other taxes owed or owing by the Company.

         2.       CONVERSION.

              2.1 Voluntary Conversion. This Debenture may be converted at any time this Debenture remains outstanding, in the sole discretion of the Holder, into shares of Conversion Stock at the Conversion Price. The number of shares of Common Stock issuable upon conversion of this Debenture shall equal the unpaid principal amount hereof being converted divided by the Conversion Price. At the time of such conversion, all accrued and unpaid interest shall be payable by the Company.

              2.2 Exercise of Conversion Privilege. In order to convert this Debenture, the Holder shall present this Debenture to the Company at the office of the Company, accompanied by written notice to the Company that the Holder elects to convert this Debenture, or if less than the entire unpaid principal amount hereof (and accrued interest thereon) is to be converted, the portion hereof to be converted. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Conversion Stock which shall be issuable on such conversion shall be issued. As soon as practicable after the receipt of such notices and the presentation of this Debenture, the Company shall issue to the Holder a certificate or certificates for the number of shares of Conversion Stock issuable upon the conversion of this Debenture (or portion hereof). Such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such notice shall have been received by the Company and this Debenture shall have

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

been presented as aforesaid, and conversion shall be at the Conversion Price in effect at such time, and at such time the rights of the Holder of this Debenture as the holder of such Debenture shall cease (to the extent this Debenture is so converted) and the person or persons in whose name or names any certificate or certificates for shares of Conversion Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. Upon conversion of only a part of the unpaid principal amount of this Debenture (and accrued interest thereon), appropriate notation shall be made on this Debenture of the principal amount so converted, and this Debenture shall be retained by the Holder following such notation. Upon conversion of the balance of the principal amount of this Debenture (and accrued interest thereon), the Holder shall surrender this Debenture to the Company.

         3. ISSUANCE OF CONVERSION STOCK. As soon as practicable after conversion of this Debenture or any part thereof, the Company, at its expense, will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Conversion Stock to which the Holder shall be entitled upon such conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Debenture. No fractional shares will be issued upon conversion of this Debenture. If upon any conversion of this Debenture a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share, calculated on the basis of the applicable Conversion Price.

         4. ADJUSTMENT PROVISIONS. The number and character of shares of Conversion Stock issuable upon conversion of this Debenture (or any shares of stock or other securities or property at the time receivable or issuable upon conversion of this Debenture) and the Conversion Price therefor, are subject to adjustment upon occurrence of the following events between the date this Debenture is issued and the date it is converted:

              4.1 Stock Dividends,  Splits,  Combinations and Reclassifications.
If the Company shall (i) declare a dividend or other distribution payable in securities of the Company, (ii) split its outstanding Common Stock into a larger number, (iii) combine its outstanding Common Stock into a smaller number, or
(iv) increase or decrease the number of shares of its Common Stock in a reclassification of the Common Stock (including any such reclassification in connection with a merger, consolidation or other business combination in which the Company is the continuing entity), then the Conversion Price in effect immediately prior to such dividend or other distribution, split, combination or reclassification, as the case may be, shall forthwith be proportionally adjusted so that the Holder shall be entitled to receive the number of shares of Conversion Stock which the Holder would have owned or been entitled to receive had this Debenture been converted immediately prior to the record date for such dividend or other distribution, split, combination or reclassification. Successive adjustments to the Conversion Price shall be made upon each such dividend or other distribution, split, combination or reclassification.

              4.2 Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable

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in respect to the  Conversion  Stock  that is payable in (a)  securities  of the
Company (other than issuances with respect to which adjustment is made under Section 4.1), or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon conversion of this Debenture at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Conversion Stock issuable upon such conversion, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had converted this Debenture immediately prior thereto (all subject to further adjustment as provided in this Debenture).

              4.3 Adjustment for Merger, Consolidation Etc. Other Than Acquisition. In the event of any merger, consolidation or other similar transaction, then the Holder, upon the conversion of this Debenture at any time after the consummation of such transaction, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the conversion of this Debenture prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such transaction if the Holder had converted this Debenture immediately prior thereto, all subject to further adjustment as provided in this Debenture, and the successor or purchasing corporation or other entity in such transaction (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation's or other entity's obligations under this Debenture; and in each such case, the terms of the Debenture shall be applicable to the shares of stock or other securities or property receivable upon the conversion of this Debenture after the consummation of such transaction.

              4.4 Conversion of Stock. In case all of the authorized Common Stock of the Company is converted, pursuant to the Company's Certificate of Incorporation, into other securities or property, or the Conversion Stock otherwise ceases to exist, then, in such case, the Holder, upon conversion of this Debenture at any time after the date on which the Conversion Stock is so converted or ceases to exist (the "Termination Date"), shall receive, in lieu of the number of shares of Conversion Stock that would have been issuable upon such exercise immediately prior to the Termination Date, the stock and other securities and property to which the Holder would have been entitled to receive upon the Termination Date if the Holder had converted this Debenture immediately prior to the Termination Date (all subject to further adjustment as provided in this Debenture).

              4.5  Sale of Securities Below Conversion Price or Market Price.

              (a) In case the Company shall at any time after the date of this Debenture issue for consideration any shares of Common Stock or any securities or other rights convertible into or exercisable for shares of its Common Stock or any other equity security entitled to participate with Common Stock in the earnings or assets of the Company (but not any equity security entitled to a fixed preference in such earnings or assets rather than a participation therein) (such other securities or rights herein called "Common Stock Equivalents") for a price per share less than the greater of (i) the Conversion Price in effect immediately preceding the issuance of such additional Common Stock or Common Stock Equivalents, and (ii) the Market Price of the Common Stock as of the date of this Debenture (either of such events being a "Dilutive Issuance"), the Conversion Price in effect immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents shall forthwith be reduced to a price determined by multiplying the Conversion Price by a fraction, (i) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock outstanding prior to the Dilutive Issuance, plus (y) the quotient

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of the  aggregate  consideration  received  by the  Company  upon such  Dilutive
Issuance divided by the greater of (1) the Conversion Price and (2) the Market Price of the Common Stock in effect immediately prior, and (ii) the denominator of which is the total number of shares outstanding immediately after, the Dilutive Issuance.

              4.6 Exception to Anti-dilution Adjustments. No adjustment to the Conversion Price will be made (i) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the date of the First Closing; (ii) upon the grant or exercise of any stock options exercised under any employee benefit plan or otherwise issued to employees or other Affiliates of the Company; (iii) upon issuances of securities in an underwritten public offering; (iv) upon issuances of any of the Debentures or Warrants to be issued under and pursuant to the terms of the Securities Purchase Agreement at any closing after the First Closing pursuant to the terms thereof; and (v) upon issuances of securities as consideration for a merger, consolidation or purchase of assets in connection with any strategic alliance, relationship, partnership or joint venture, or in connection with the disposition or acquisition of a business, product, line of business or license by the Company.

              4.7 Notice of Adjustments. The Company shall promptly give written notice to the Holder of each adjustment or readjustment of the Conversion Price or the number of shares of Conversion Stock or other securities issuable upon conversion of this Debenture. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

              4.8 No Change Necessary. The form of this Debenture need not be changed because of any adjustment in the Conversion Price or in the number of shares of Conversion Stock issuable upon its conversion.

              4.9 Reservation of Stock. If at any time the number of shares of Conversion Stock or other securities issuable upon conversion of this Debenture shall not be sufficient to effect the conversion of this Debenture, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Conversion Stock or other securities issuable upon conversion of this Debenture as shall be sufficient for such purpose.

         5. NO RIGHTS OR LIABILITIES AS STOCKHOLDER. This Debenture does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Company. In the absence of conversion of this Debenture, no provisions of this Debenture, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Company for any purpose.

         6. NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Debenture, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder under this Debenture against wrongful impairment.

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         7.  SUBORDINATION.  This Debenture is expressly  subordinated to Senior
Indebtedness of the Company, as follows:

              7.1. Agreement of Subordination. Payment of the principal and interest on this Debenture is hereby expressly subordinated, to the extent and in the manner in this Section hereinafter set forth, in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

              No payment on account of the principal of or interest on this Debenture shall be made, and the holder hereof shall not be entitled to receive any such payment if full payment for amounts then due for principal of and interest on Senior Indebtedness has not been made (a "Senior Indebtedness Default").

              In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its creditors, as such, or to the Company's property, or in the event of any proceedings for voluntary liquidation, dissolution, or other winding up of the Company, whether or not involving insolvency or bankruptcy (each of the foregoing an "Insolvency Event"), the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) before the Holder of this Debenture is entitled to receive any payment on account of principal or interest upon this Debenture, and to that end the holders of Senior Indebtedness shall be entitled to receive for application to the payment of the Senior Indebtedness any payment or distribution of any kind or character, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, distributions on account of which or the payment of which are subordinated to the payment of all Senior Indebtedness which may at the time be outstanding) which may be payable or deliverable in any such proceedings in respect of this Debenture.

              In the event that this Debenture is declared due and payable before its expressed maturity for any reason (a "Debenture Acceleration") (under circumstances when the provisions of the preceding paragraph shall not be applicable), the holders of Senior Indebtedness shall be entitled to receive payment in full of all principal, premium, if any, and interest on all Senior Indebtedness before the Holder of this Debenture is entitled to receive any payment on account of the principal or interest upon this Debenture.

              In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company, whether in cash, property or securities (other than shares of stock of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Indebtedness which may at the time be outstanding), shall be received by the Holder of this Debenture at a time which a Senior
Indebtedness Default, an Insolvency Event or a Debenture Acceleration has occurred and is continuing and before all Senior Indebtedness is paid in full, or provision made for its payment in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the

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holders of such Senior Indebtedness or their  representative or representatives, or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness after giving effect to any concurrent payment or distribution, or provision for payment thereof in cash, to the holders of such Senior Indebtedness.

              The Holder of this Debenture, for itself and its successors and assigns, expressly for the benefit of the present and future holders of Senior Indebtedness, by purchasing this Debenture, agrees to and shall be bound by the subordination provisions of this Section, and agrees to execute and deliver to holders of Senior Indebtedness, upon written request, separate subordination agreements consistent with the provisions of this Section.

              7.2.  Effect of  Subordination.  No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by the noncompliance by the Company with the terms, provisions and covenants of this Debenture regardless of any knowledge thereof which such holder may have or otherwise be charged with. Nothing contained in this Section or elsewhere in this Debenture is intended to or shall impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holder of this Debenture, the obligation of the Company, which is absolute and unconditional, to pay to the Holder of this Debenture the principal of (and premium, if any) and the interest on this Debenture in accordance with its terms, or is intended to or shall affect the relative rights of the Holders of this Debenture and the creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Holder of this Debenture from exercising all remedies otherwise permitted by applicable law upon default under this Debenture, subject to the rights, if any, under this Section of the holders of Senior Indebtedness, in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

              7.3. Subrogation. Subject to the payment in full of all Senior Indebtedness, the rights of the Holder of this Debenture shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property, or securities of the Company applicable to the Senior Indebtedness until the principal amount of (and premium, if any) and interest on this Debenture shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Senior
Indebtedness of any cash, property or securities to which the Holder of this Debenture would be entitled except for the provisions of this Section, and no payment over pursuant to the provisions of this Section to or for the benefit of the holders of Senior Indebtedness by the Holder of this Debenture, shall, as between the Company, its creditors other than holders of Senior Indebtedness, and the Holder of this Debenture be deemed to be a payment by the Company to or on account of the Senior Indebtedness. It is understood that the provisions of this Section are and are solely for the purpose of defining the relative rights of the Holder of this Debenture on the one hand, and the holders of the Senior Indebtedness, on the other.

              7.4. Reliance of Subsequent Holders of Senior Indebtedness. Each holder of Senior Indebtedness whether outstanding at the date of this Debenture or incurred after the date hereof, shall be deemed to have acquired such Senior Indebtedness in reliance upon the subordination provisions contained herein.


         8. REDEMPTION. This Debenture is not redeemable prior to June 30, 2003. This Debenture may be redeemed, in whole or in part, upon not less than 20 nor more than 60 days notice at any time on or after June 30, 2003 at the option of the Company, at a price equal to 105.0% of the principal amount of this Debenture then outstanding plus any interest accrued but unpaid to the redemption date.

         On and after the Redemption Date, interest ceases to accrue on this Debenture or the portion of this Debenture called for redemption, unless the Company defaults in payment of the redemption price on the redemption date.

         Notice of redemption will be given by the Company to the Holder as provided in the Securities Purchase Agreement.

         9. ADDITIONAL INTEREST. On each December 31, commencing December 31, 2003, and ending December 31, 2005, the Company will pay to the Holder an additional interest payment equal to the lesser of (i) the Additional Interest Payment (as defined herein) with respect to the twelve calendar month period ending on the last day of the month of November immediately preceding such December 31 ("Relevant Twelve-Month Period") or (ii) 6% of the outstanding principal amount of this Debenture on such December 31. For purposes hereof, the "Additional Interest Payment" for a particular December 31 shall mean the product obtained by multiplying the Total Additional Interest Owed (as defined herein) with respect to such December 31 on such December 31 multiplied by a fraction the numerator of which is the then outstanding principal amount of this Debenture and the denominator of which is the principal amount of all the Debentures issued pursuant to the Securities Purchase Agreement and outstanding on such date. For purposes hereof, the "Total Additional Interest Owed" with respect to a particular December 31 shall equal the amount obtained by multiplying (i) the Annual Gross Revenue (as defined herein) with respect to such December 31 multiplied by (ii) the product of (a) 0.00015 multiplied by (b) a fraction the numerator of which is the outstanding principal amount of all the Debentures issued under the Securities Purchase Agreement and outstanding as of such date and the denominator of which is $1,000,000. For purposes hereof, "Annual Gross Revenue" with respect to a particular December 31 shall mean all operating revenues accrued by the Company for services provided to customers on for the Relevant Twelve-Month Period with respect to such December 31 as determined by the Company based on audited financial statements for the portions of such period for which audited financial statements are available, and on un-audited financial statements for the portions of such period for which audited financial statements are not available.

         10. WAIVERS. The Company and each surety (including all guarantors with respect to this Debenture and all persons pledging collateral to secure this Debenture), if any, hereby waives (i) all demands and presentments for payment,
(ii) all notices of non-payment, intention to accelerate maturity, acceleration of maturity, protest and dishonor, and (iii) diligence in taking any action to collect amounts hereunder and in the handling of any collateral securing this Debenture.

         11. ATTORNEYS' FEES. In the event the Holder engages the services of attorneys for the purpose of enforcing this Debenture, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs, including attorneys' fees.

         12. DENOMINATION, TRANSFER AND EXCHANGE. This Debenture is in registered form, without coupons, and must be in denominations of $1,000.00 and integral multiples of $1,000.00. A Holder shall register the transfer of or exchange of this Debenture in accordance with the Securities Purchase Agreement. The Company, as registrar, may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as required by law and/or as permitted by the Securities Purchase Agreement. The Company, as registrar, need not register the transfer of or exchange of this Debenture or any portion hereof selected for redemption except for the unredeemed portion in the event this Debenture is redeemed. The registered Holder of this Debenture shall be treated as the owner of the Debenture for all purposes.

         13. GOVERNING LAW. THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OR CHOICE OF LAWS.

         14. HEADINGS. The headings and captions used in this Debenture are used for convenience only and are not to be considered in construing or interpreting this Debenture.

         15. NOTICES. Unless otherwise provided, any notice required or permitted under this Debenture shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with a recognized international courier, fees prepaid and addressed to the Holder at the last address furnished to the Company by the Holder in writing or, in the case of the Company, at the principal offices of the Company, or at such other address as any party may designate by giving ten (10) days' advance written notice to the other party.

         16. AMENDMENTS AND WAIVERS. Any term of this Debenture may be amended, and the observance of any term of this Debenture may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holder(s) of a majority of the outstanding principal amount of the Debentures. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder of this Debenture, each future holder of this Debenture.

         17. SEVERABILITY. If one or more provisions of this Debenture are held to be unenforceable under applicable law, such provision(s) shall be enforced to the maximum extent permitted by applicable law, and the balance of the Debenture shall remain in full force and effect.

         18. USURY SAVINGS CLAUSE. The Company and the Holder intend that the loan evidenced by this Debenture (the "Loan") shall be in strict compliance with applicable usury laws. If at any time any interest contracted for, charged or received under this Debenture or otherwise in connection with the Loan would be usurious under applicable law, then regardless of any provisions of this Debenture or the Securities Purchase Agreement, or any other document or any action or event (including, without limitation, prepayment of principal hereunder or acceleration of maturity) which may occur with respect to this Debenture or the Loan, it is agreed that all sums that otherwise would be usurious shall be immediately credited by the Holder as a payment of principal hereunder, or if this Debenture has already been paid, immediately refunded to the Company. All compensation which constitutes interest under applicable law in connection with the Loan shall be amortized, prorated, allocated and spread over the full period of time any indebtedness is owing by the Company under the Loan, to the greatest extent permissible without exceeding the maximum rate of interest allowed by applicable law in effect from time to time during such period.

         IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name as of the date first above written.


                                    ATSI COMMUNICATIONS, INC.



                                    By: /S/ J.Christopher Cuevas
                                    ----------------------------
                                    J. Christopher Cuevas, Vice President,
                                    Corporate Controller and Treasurer



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